Exhibit 99.1

Photo Release -- Ethan Allen Primed for a Beautiful Autumn

Company Set to Unveil Hundreds of New Styles; Expand Custom Offerings

DANBURY, Conn., Sept. 29, 2015 (GLOBE NEWSWIRE) -- Ethan Allen’s (NYSE:ETH) journey began 83 years ago. It has taken the retailer from America to the world, and from maker of colonial furniture to leader in home fashion, as it continues to embrace international design influences to meet the ever-evolving, ever more sophisticated tastes of its clients.Photos accompanying this release are available at

http://www.globenewswire.com/NewsRoom/AttachmentNg/48cfd2e1-e0e7-41a9-9ec7-b6ca04028d59

http://www.globenewswire.com/NewsRoom/AttachmentNg/56e8d341-636a-4ed8-bb14-1fd32f862e71

This fall, that journey continues as Ethan Allen refines its product assortment and introduces scores of new furniture and décor.

Beginning in October and continuing through the end of the year, clients will find many new styles destined to become instant classics. These include beautifully designed, beautifully crafted upholstery with lower seat heights and deeper frames; wood furniture ranging in style from the very European to the very rustic; rugs in soft, washed tones and vintage-inspired patterns; handcrafted accessories with an Old-World feel and a rich history; lighting from formal to casual; and dozens of new works of art in a variety of mediums.

“Just as America is a melting pot of cultures, the Ethan Allen brand is a fusion of people, ideas, and styles that seamlessly come together to create something unique,” says the company’s Chairman, President and CEO Farooq Kathwari. “This fall, you’ll discover a mix of classics that represent the best of European, Asian, and American designs from the last three centuries—but have unmistakably modern appeal.”

Customization has always been a major point of differentiation for the home fashion retailer. Now it will offer even more ways to personalize its styles. Clients will be able to add hand-applied gilding in gold or silver tones to select beds, consoles, dining tables, and more. They can also choose stone or wood tabletops for Ethan Allen’s new occasional table collection and add chic trim tapes in a gorgeous array of colors and patterns to the company’s Drapery Expressions window treatments.

All of the new designs on display this fall—in all of their made-to-order custom variations—come beautifully to life in the hands of Ethan Allen’s designers, creative professionals who excel at personal service and will work with clients as much or as little as they’d like, from finding that single perfect item to designing a complete home interior project—and their services are always complimentary.

Clients can find more design inspiration in their complimentary copies of Muses, Ethan Allen’s new book with 328 pages of ideas and inspiration, available in Design Centers.

Ethan Allen Interiors Inc. (NYSE:ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. www.ethanallen.com. Follow Ethan Allen: Facebook, Pinterest, Twitter, Houzz, You Tube, Instagram, Google Plus

The photo is also available at Newscom, www.newscom.com, and via AP PhotoExpress.

PRESS CONTACT:

November Rawlings

nrawlings@ethanalleninc.com

203.743.8293